EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary shares, no par value per share (the “Ordinary Shares”) of VCI Global Limited, a corporation organized under the laws of the British Virgin Islands, dated as of December 5, 2024, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 5, 2024

Abri Advisors Ltd.

/s/ Jeffrey Tirman
Name: Jeffrey Tirman
Title: President

Jeffrey Tirman

/s/ Jeffrey Tirman
Name: Jeffrey Tirman